Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, February 3, 2009, 3:05 pm Central Time	Contact: Howard Root, CEO
James Hennen, CFO
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FOURTH QUARTER RESULTS;

NET REVENUE INCREASES 14% TO $16.4 MILLION;

2009 GUIDANCE REAFFIRMED WITH CONTINUED GROWTH

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter ended December 31, 2008. Highlights of the fourth quarter and other recent events include:

•	Achieved record net revenue of $16.4 million, an increase of 14% from the fourth quarter of 2007.
•

Achieved net income of $14,684,000, or $0.90 per diluted share, an increase from net income of $519,000 in the fourth quarter of 2007. Net income for the fourth quarter of 2008 includes an income tax benefit in the amount of $13,200,000 as the result of the Company’s recognition of a portion of its net operating loss carryforward as a deferred tax asset.

•	Achieved positive cash flow of $1,610,000.
•

Received FDA clearance in January for the launch of three new products – the Minnie™ support catheter, GrebSet™ micro-introducer kit and D-Stat® Dry Wrap hemostatic bandage – with an additional distributed product, the Flamingo™ inflation device, launched in February.

•	Reaffirmed annual revenue and earnings guidance for 2009, resulting in employment growth.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said: “Following up on a very positive third quarter, in the fourth quarter we accelerated our momentum and further demonstrated the power of our business model. Looking forward, we do not believe the current global economic situation is affecting our medical device business in any material manner. As a result, we believe that our new products and continued operational efficiencies will allow us to deliver consistent and increasing profitability for the foreseeable future. With this projected growth, in 2009 we plan to increase our full time headcount by 10% at our facilities in Minnesota. Already in the first quarter we have launched four new products through our U.S. direct sales force to our target market of interventional cardiologists and interventional radiologists.”

Net revenue from hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Thrombi-Gel®, Thrombi-Pad™ and D-Stat Radial™ products) was $5.8 million during the fourth quarter, a decline of 6% from the fourth quarter of 2007. “The hemostatic patch market continues to be very competitive, but our sales force has performed very well in maintaining our leading market share with our D-Stat Dry in the face of intense price competition. In 2009 we believe that new competitive opportunities in the patch market and our recently-launched D-Stat Dry Wrap hemostat for use with in-dwelling lines and catheters will increase our hemostat product sales,” commented Mr. Root.

Net sales of extraction catheters (primarily consisting of the Pronto® V3 extraction catheter) were $4.1 million in the fourth quarter, an increase of 41% over the fourth quarter of 2007. “We continue to see growth in the aspiration catheter market resulting from broader acceptance of the growing body of clinical studies on the use of aspiration in STEMI cases. With several new and improved versions of our extraction catheters planned for launch in 2009, we believe that our extraction catheter product line will continue to deliver substantial sales growth throughout the year,” Mr. Root stated.

Net sales of vein products (primarily consisting of the Vari-Lase endovenous laser console and kits) were $3.1 million in the fourth quarter, an increase of 15% over the fourth quarter of 2007. “Sales of our laser consoles and disposable components were strong in the fourth quarter, both sequentially and year-over-year, reflecting the substantial differences between varicose vein procedures and cosmetic vein procedures. We continue to expect our growing vein product portfolio combined with our excellent clinically-based nationwide direct sales force to result in continued growth in vein product sales in 2009,” commented Mr. Root.

Net sales of access products (primarily consisting of micro-introducer kits, specialty guidewires and snares), were $1.6 million in the fourth quarter, an increase of 83% over the fourth quarter of 2007. “In the fourth quarter we continued to benefit from the Micro Elite™ and Expro Elite™ snares that we launched earlier in 2008 under our distribution agreement with Radius Medical Technologies. In the fourth quarter we substantially increased sales of the Guardian hemostasis valve that we distribute for Zerusa, and recently we added the Flamingo inflation device to our access product line under a distribution agreement with Sedat. In January we received FDA clearance for our newest access product, the GrebSet™ micro-introducer kit that we currently are in the process of launching. With three additional new access products planned for launch throughout the year, we expect access products will continue to be our fastest growing product line in 2009,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters and Twin-Pass® dual access catheters), were $1.2 million in the fourth quarter of 2008, an increase of 32% over the fourth quarter of 2007. “Driving fourth quarter sales in specialty catheters was our Twin-Pass catheter, which increased by 22% sequentially from the third quarter. In the fourth quarter we also completed the worldwide launch of the Gandras™ catheter for use in uterine fibroid embolization procedures. More recently, in January we received FDA clearance and immediately launched the Minnie™ support catheter, a product that we project will add $2 million in sales to our specialty catheter line in 2009,” Mr. Root added.

Gross margin across all product lines was 65.0% in the fourth quarter of 2008, down from 67.4% in the fourth quarter of 2007, principally due to changes in the mix of products sold. Based on the projected sales product mix, gross margin on product sales in the first quarter of 2009 is expected to continue to be between 65% and 66%. In the fourth quarter of 2008 the company also recognized $670,000, or $0.04 per share, of non-cash cost of goods sold expense related to thrombin previously purchased under its Thrombin-VSI qualification project that the company currently estimates will expire before it can be used to manufacture hemostat products to be sold in international markets.

Net income for the fourth quarter was $14,684,000, or $0.90 per share, compared to net income of $519,000, or $0.03 per share, in the fourth quarter of 2007. Net income for the fourth quarter of 2008 includes an income tax benefit in the amount of $13,200,000, or $0.81 per share, as the result of the Company’s recognition of a portion of its net operating loss (NOL) carryforward as a deferred tax asset. During the fourth quarter of 2008 the company expensed $345,000 of stock-based compensation expense. As adjusted (excluding stock-based compensation expense, thrombin qualification and thrombin inventory expenses, income tax NOL gain and assuming a fully-taxed rate of 38%) net income was $1,545,000 or $0.10 per fully diluted share in the fourth quarter of 2008, increasing from adjusted net income of $649,000 or $0.04 per fully diluted share in the fourth quarter of 2007, and consistent with earlier guidance.

Regarding future guidance, net revenue for the first quarter of 2009 is expected to increase to between $16.5 million and $16.8 million. Net income in the first quarter of 2009 on a fully-taxed basis is expected to be between $0.05 and $0.07 per fully diluted share. The company is reaffirming its 2009 guidance for net revenue to be between $70 million and $72 million and net income per diluted share on a fully-taxed basis to be between $0.32 and $0.37. “Looking longer term, the launch of four new products in the first quarter of 2009 along with nine additional new products planned for launch in the remainder of 2009 advances our stated goal of achieving $100 million in annualized net revenue before the end of 2010. In addition, we continue to make excellent progress with our larger market projects such as the Mechanical Duett and potential distribution agreements related to large market products,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com. An audio replay of the call will be available until Tuesday, February 10, 2009 by dialing 1-888-203-1112 and entering conference ID# 9715433. A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Tuesday, February 10, 2009. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(note)
Revenue:
Product revenue	$16,059	$13,797	$59,757	$51,414
License and collaboration revenue	345	559	1,464	1,450
Total revenue	16,404	14,356	61,221	52,864

Product costs and operating expenses:
Cost of goods sold	5,619	4,497	20,690	17,002
Cost of goods sold related to thrombin inventory	670	—	670	—
Collaboration expenses	126	327	632	685
Research and development	1,784	1,482	6,333	5,481
Clinical and regulatory	819	844	3,220	3,168
Sales and marketing	5,006	5,153	20,482	19,603
General and administrative	923	1,463	4,695	5,304
Litigation	—	36	1,484	5,800
Thrombin qualification	—	10	—	147
Operating income (loss)	1,457	544	3,015	(4,326)

Interest expense	(9)	(28)	(62)	(148)
Interest income	35	120	203	444
Foreign exchange loss	(6)	—	(28)	—
Income (loss) before tax	$1,477	$636	$3,128	$(4,030)

Income tax benefit (expense)	13,207	(117)	13,045	(276)
Net income (loss)	$14,684	$519	$16,173	$(4,306)

Net income (loss) per share - basic	$0.93	$0.03	$1.04	$(0.28)
Weighted average shares used in calculating - basic	15,797	15,323	15,588	15,238
Net income (loss) per share - diluted	$0.90	$0.03	$1.01	$(0.28)
Weighted average shares used in calculating - diluted	16,242	15,740	15,955	15,238

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$7,209	$5,286
Restricted cash	—	5,473
Accounts receivable, net	8,706	7,363
Inventories	9,974	8,307
Prepaid expenses	1,045	810
Current portion of deferred tax assets	2,680	—
Total current assets	29,614	27,239
Property and equipment, net	3,887	3,846
Intangible assets, net	193	193
Deferred tax assets, net of current portion and liabilities	10,486	—
Total assets	$44,180	$31,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$6,937	$12,709

Total long-term liabilities	5,417	5,744

Shareholders’ equity:
Total shareholders’ equity	31,826	12,825
Total liabilities and shareholders’ equity	$44,180	$31,278

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

          Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to litigation, stock-based compensation, the income tax NOL benefit and thrombin qualification and inventory costs, but includes assumed taxes on net income using a 38% tax rate for 2008 and a 39% tax rate for 2007.

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP net income (loss)	$14,684	$519	$16,173	$(4,306)
Litigation expense	—	36	1,484	5,800
Stock based compensation	345	381	1,677	1,457
Cost of goods sold related to thrombin inventory	670	—	670	—
Thrombin qualification expense	—	10	—	146
Adjusted income taxes expense	(14,154)	(297)	(15,689)	(1,039)
Non-GAAP adjusted net income	$1,545	$649	$4,315	$2,058

Cost of goods sold related to thrombin inventory of $670,000 in the fourth quarter of 2008 represents a non-cash reserve against the Company’s Thrombin-VSI inventory for the amount the company currently estimates will expire before it can be used to manufacture hemostat products to be sold in international markets. Management believes it is useful to exclude the reserve expense from adjusted net income in 2008 as the Company does not anticipate incurring additional charges of this nature in future years.

The Company recorded an income tax benefit of $13.2 million for the fourth quarter of 2008 as the result of the Company’s recognition of a portion of its net operating loss (NOL) carryforward as a deferred tax asset. To determine the amount of the income tax benefit to be recognized, the Company projected its taxable income expected to be realized during the remaining estimated five year life of its main product categories. The portion of the Company’s NOL carryforwards estimated to be utilized according to those projections, after discounting, was recognized as an income tax benefit in the fourth quarter. The Company will continue to assess the potential realization of its deferred tax assets on an annual basis or on an interim basis if circumstances warrant. If actual results and updated projections vary significantly from prior estimates, the Company will either increase or decrease the valuation allowance against the deferred tax assets. Any adjustment to earnings for the deferred tax would occur in the period in which the Company makes the determination.

On March 28, 2007, the jury in a litigation initiated by Diomed Holdings, Inc. concerning the Company’s Vari-Lase business returned a verdict that Vascular Solutions contributed to and induced infringement of a patent held by Diomed and awarded monetary damages in the amount of $4.1 million with respect to Vascular Solutions’ activities. Through the quarter ended March 31, 2008 the Company had expensed $5.826 million as an estimate of litigation expenses in this matter, representing the amount of the jury’s verdict together with management’s estimate of Vascular Solutions’ attorneys’ fees, court costs, additional damages with respect to Vari-Lase sales in the U.S. through April 11, 2007 and pre-judgment interest. The Company entered into a settlement with Diomed in April 2008 dismissing all claims and appeals by each side for a one-time payment to Diomed of $3.586 million, resulting in a litigation gain of $1.659 million in the second quarter of 2008. Due to the one-time nature of the litigation expense and gain, management believes it is useful to exclude the litigation expense and gain from adjusted net income.

On June 4, 2008, the Company entered into a settlement agreement with VNUS Medical Technologies resulting in a payment of $3.116 million to VNUS as an agreed royalty concerning Vari-Lase products shipped in the U.S. through the end of the first quarter of 2008. On-going royalties related to Vari-Lase products shipped in the U.S. starting in the second quarter are included as cost of goods sold. The amount paid for prior quarters was recognized as litigation expense in the second quarter of 2008. Due to the one-time nature of the litigation expense, management believes it is useful to exclude the litigation expense from adjusted net income.

Beginning January 1, 2006 the Company has recognized stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. The Company incurred stock-based compensation expense of $345,000 and $1,677,000 for the three months and twelve months ended December 31, 2008, respectively.

Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the litigation expense in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. Over 90% of the Company’s revenues are from products that were initially launched within the last five years.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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